Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Big Digital Energy, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	(1)	Other	375,000	$6.42	$2,407,500.00	0.0001381	$332.48

Total Offering Amounts:						$2,407,500.00		332.48
Total Fee Offsets:								0.00
Net Fee Due:								$332.48

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Big Digital Energy, Inc. (the “Company”) that become issuable under the Big Digital Energy, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Common Stock.

Represents the sum of (i) 250,000 shares of Common Stock that were automatically added to the shares reserved for issuance under the Plan pursuant to an “evergreen” provision contained in the Plan and (ii) 125,000 shares of Common Stock that were (A) subject to forfeited awards, (B) delivered (either by actual delivery or attestation) to the Company by a participant to satisfy the applicable exercise or purchase price of an award, and/or to satisfy any applicable tax withholding obligation or (C) subject to awards denominated in shares, but paid or settled in cash, and, in each case, added to the number of shares of Common Stock available for the grant of awards under the Plan. Pursuant to the Plan’s “evergreen” provision, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on January 1 of each year by an amount equal to the lesser of (i) 250,000 shares of Common Stock and (ii) such lesser specified number of shares of Common Stock as determined by the board of directors of the Company.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is based on the average of the high and the low prices per share of Common Stock as reported on The Nasdaq Capital Market on July 14, 2026, which date is within five business days prior to the filing of this Registration Statement.